Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Expands Board of Directors
Joseph Moravec to Bring 30 Years of Real Estate and Business Expertise
CHICAGO (July 7, 2006) — Grubb & Ellis Company (NYSE: GBE), a leading provider of real estate services, today announced that it has increased the size of its Board of Directors from six to seven members, appointing former U.S. General Services Administration Commissioner, F. Joseph Moravec to serve as its newest board member until the next annual meeting of stockholders. Moravec will also be a member of the Board’s Audit Committee.
     Moravec has more than 30 years of experience in the commercial real estate industry as a practitioner, manager and owner of investment property and commercial real estate services companies.
     Moravec served as Commissioner of the Public Buildings Service of the General Services Administration from 2001 to 2005. Since leaving that position in July 2005, he has been a consultant to a number of Washington-based non-profit organizations, including the National Trust for Historic Preservation and The American Institute of Architects.
     During his tenure at the General Services Administration, Moravec was responsible for asset management and design, construction, leasing, operations and disposal of a real estate portfolio in excess of 350 million square feet in more than 9,000 public and private buildings accommodating more than one million federal employees.
     Moravec founded the Washington, D.C. office of Leggat McCall & Werner, which was acquired by Grubb & Ellis in 1986. Following the acquisition, he remained with the Company for five years, the last two of which as President of Grubb & Ellis’ Eastern Division and a member of the Company’s five-person Executive Committee. From 1991 to 1994, he was President of Barnes, Morris, Pardoe & Foster, Inc., a Washington, D.C.-based commercial real estate firm.
     Moravec received his bachelor’s degree from Harvard University and has been active in leadership roles in a number of professional and civic organizations, including the Washington, D.C. Board of Realtors, National Building Museum, Jubilee Housing and Norwood School. He presently serves as a member of the Real Estate Investment Advisory Committee of ASB Capital Management.
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Contact: Janice McDill, 312.698.6707 Grubb & Ellis Company
Web site: http://www.grubb-ellis.com
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